Exhibit 1

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D with respect to the Common Stock, par value $.01 per share, of JLM INDUSTRIES, INC., is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent it knows or has reason to believe that such information is inaccurate.

Dated: May 29, 2003

/s/ PHILIP S. SASSOWER
Philip S. Sassower

PHOENIX ENTERPRISES LLC

By:	/s/ PHILIP S. SASSOWER
Philip S. Sassower Chief Executive Officer

THE PHILIP S. SASSOWER 1996 CHARITABLE REMAINDER ANNUITY TRUST

By:	/s/ PHILIP S. SASSOWER
Philip S. Sassower Co-Trustee